Exhibit 5.1

[Form of Opinion]

[Letterhead of Wachtell, Lipton, Rosen & Katz]

[Date]

NYSE Euronext

11 Wall Street

New York, New York 10005

Ladies and Gentlemen:

We have acted as special counsel to NYSE Euronext (the “Company”) in connection with its Registration Statement on

Form S-4, File No. 333-149480 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2008, as amended, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to $520,000,000 in shares of common stock, par value $0.01 per share, of the Company (the “Shares”), to be issued in connection with the transactions contemplated by the Merger Agreement, dated as of January 17, 2008 (the “Merger Agreement”), by and among the Company, Amsterdam Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), The Amex Membership Corporation, a New York Type A not-for-profit corporation (“MC”), AMC Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of MC (“AMCAS”), American Stock Exchange Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of MC (“Holdings”), American Stock Exchange LLC, a Delaware limited liability company owned 99% by MC and 1% by AMCAS (“Amex”) and American Stock Exchange 2 LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Amex Merger Sub”). Under the terms and subject to the conditions set forth in the Merger Agreement, MC will demutualize and the business of MC will be acquired by a subsidiary of the Company through a series of mergers (the “Mergers”). First, AMCAS, will merge with and into MC. Second, MC will merge with and into Holdings, with Holdings surviving the merger (the “Holdings Merger”); and simultaneously, Amex will merge with and into Amex Merger Sub, a wholly owned subsidiary of Holdings, with Amex merger sub (to be renamed “American Stock Exchange LLC”) surviving the merger. Third, Holdings, as the surviving corporation of the Holdings Merger, will merge with and into Merger Sub, with Merger Sub surviving the merger (the “NYSE Euronext/Amex Merger”). As a result of the Mergers, members of MC will be entitled to receive merger consideration (the “Merger Consideration”) in the form of Shares upon the completion of the NYSE Euronext/Amex Merger and will be entitled to receive contingent consideration (the “Contingent Consideration”) in the form of Shares following the completion of the anticipated sale of the Amex headquarters based on the net proceeds from such sale, if such sale occurs within a specified period of time and certain other conditions are satisfied.

For the purposes of giving this opinion, we have examined the Registration Statement, the Merger Agreement, and the certificate of incorporation and bylaws of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such later documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Board of Directors of the Company has authorized the issuance of the Shares in accordance with the Merger Agreement, and assuming (1) the members of MC, Merger Sub, Amex and Amex Merger Sub and the stockholders of AMCAS and Holdings have approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with applicable laws and regulations, (2) the Registration Statement shall have been declared effective by order of the U.S. Securities and Exchange Commission, (3) all applicable U.S. and non-U.S. regulatory and governmental approvals, consents and authorizations have been obtained and (4) the Registration Statement has been declared effective by order of the SEC and the Shares shall have been delivered, paid for or exchanged, as the case may be, in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement and in accordance with applicable laws and regulations, then at the effective time of the Merger (in the case of Shares issued as Merger Consideration) or at the time any Contingent Consideration is delivered (in the case of Shares issued as Contingent Consideration), such Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectuses included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,